Exhibit 10.17

FAZE CLAN INC.

EMPLOYMENT AGREEMENT – KAINOA HENRY

This Employment Agreement (the “Agreement”) is entered into as of May 1, 2021 (the “Effective Date”), by and between FaZe Clan Inc., a Delaware corporation (the “Company”), and Kainoa Henry (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Strategy Officer on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1. Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

2. Term of Employment. This Agreement shall become effective and the Executive’s employment with the Company shall commence as of the Effective Date and this Agreement shall remain in effect until Executive’s employment with the Company is terminated pursuant to Section 6 hereof (the “Term of Employment”).

3. Executive’s Duties and Obligations.

(a) Duties. The Executive shall serve as the Company’s Chief Strategy Officer. The Executive shall be responsible for all powers and duties customarily associated with that office or position in a privately held corporation. The Executive shall report directly to the Company’s Chief Executive Officer and shall be subject to reasonable policies established by the Company.

(b) Location of Employment. The Executive’s principal place of business shall be at the Executive’s office in Los Angeles, CA. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties may require frequent travel from time to time.

(c) Ancillary Agreements. In consideration of the covenants contained herein, the Executive shall execute concurrently with the execution of this Agreement, and agrees to be bound by, the Company’s (i) Proprietary Information Protection and, Inventions Assignment Agreement (the “Confidentiality Agreement”), (ii) Assumption of Risk & Release of Liability for Hazardous Activities Agreement, (ii) Dispute Resolution Agreement, and (iii) Image Release Form, all of which are attached to this Agreement as Exhibit B and incorporated into this Agreement by reference. The Executive shall comply at all times with the covenants (including, without limitation, covenants not to use confidential and proprietary information to solicit employees and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing the confidential and assignment of the Company’s proprietary information. The Executive’s obligations under the Confidentiality Agreement and the other agreements attached hereto in Exhibit B shall survive the Term of Employment.

4. Devotion of Time to the Company’s Business.

(a) Full-Time Efforts. During the Term of Employment, the Executive shall devote substantially all of the Executive’s business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, and shall use the Executive’s reasonable best efforts to perform the duties properly assigned to the Executive hereunder and to promote the interests of the Company.

(b) Other Activities. Executive may serve on corporate, civic or charitable boards or committees with the prior approval of the Board, deliver lectures, fulfill speaking engagements and may manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company; provided that such activities do not individually or in the aggregate significantly interfere with the performance of the Executive’s duties under this Agreement. The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly-held company. Executive or Executive’s representatives will inform Company if the Company is involved in negotiations or potential business dealings with other businesses that Executive is directly involved in (e.g., as an owner of a private company, an advisor, etc.) to ensure there are no conflicts.

5. Compensation and Benefits.

(a) Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than $275,000 per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive’s performance, the performance of the Company, the then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement. The Company may not reduce the Executive’s Base Salary (after taking into account any increase in Base Salary) without the Executive’s consent unless the Company reduces the annual base salary of all members of the Company’s senior management team on a substantially equivalent basis.

(b) Cash Bonuses. The Company shall pay the Executive an annual discretionary cash bonus (“Annual Bonus”) during the Term of Employment. Except as provided in Section 6 herein, the Executive will not be eligible to receive an Annual Bonus for a Fiscal Year unless the Executive remains in continuous employment with the Company through the date on which such Annual Bonus is paid. During the first quarter or each Fiscal Year beginning after the Executive’s employment commencement date, the CEO in consultation with the Director of Human Resources, shall establish threshold and target performance goals for such Fiscal Year. At the conclusion of the Fiscal Year the Compensation Committee will review performance relative to the performance goals and if the Compensation Committee determines that the Executive has earned an Annual Bonus for a Fiscal Year, the Company will pay the Annual Bonus to the Executive on or before March 15 of the year following the end of the year for which the Annual Bonus is earned.

(c) Equity Awards. The Company shall grant to Executive Equity Awards from time to time in the sole discretion of the Board. Subject to Board approval, the Executive will receive an initial Equity Award in the form of an option to purchase (i) 75,000 shares of the Company’s common stock, which will vest over four (4) years beginning on October 19, 2020, subject to a one (1) year cliff and (ii) 125,000 shares of the Company’s common stock, which will vest over four (4) years beginning on the Effective Date, subject to a one (1) year cliff (together, the “Initial Equity Award”). The exercise price per share of this Initial Equity Award will equal the fair market value of a share of the Company’s common stock on the date on which the option is granted and will have a ten (10) year term. The fair market value for purposes of the exercise price per share of the Initial Equity Award shall be determined by the most recent 409a valuation. At the conclusion of each Fiscal Year, the Company will review performance relative to the performance goals and may grant additional equity awards as appropriate, in its sole and absolute discretion. All Equity Awards will be subject to such other terms and conditions as determined by the Board in its sole discretion and set forth in a separate stock option agreement. This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence, or other communications between the parties hereto relating to the Executive’s Equity Awards, including without limitation the letter sent from Staci Smith to the Executive on or around January 4, 2021.

(d) Commissions. In the event that that the Company forms a new division, partnership or other Company opportunity primarily as a result of the Executive’s direct efforts and assistance (“New Venture”), then the Company agrees to negotiate with the Executive in good faith to determine a mutually-agreeable commission or royalty structure for the Executive in connection with the New Venture. As related to the Company’s New Venture referred to as FaZe Music, then Executive shall be entitled to a 5% net commission associated with talent that Executive “closes” for the New Venture or other sourced deals that Executive brings into such New Venture.

(e) Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees on substantially the same basis that such benefits are provided to such senior executives of a similar level or to other full-time employees (including, without limitation, a 401(k) retirement plan, medical, dental, flexible spending account, commuter benefits, hospitalization, vision, short- term and long-term disability, and life insurance, accidental death and dismemberment protection, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that during the Term of Employment, the Executive shall not be eligible to participate in any generally available severance benefit plan, program or arrangement sponsored or maintained by the Company. Nothing in this Section 3(d) of the Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements and the Company reserves the right to amend, modify or terminate any such fringe or employee benefit plan.

(e) Vacations. During the Term of Employment, the Executive shall be entitled to paid time off in accordance with the Company’s Flexible Vacation Policy for US Exempt Employees.

(g) Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business- or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company. The Executive will obtain written consent from the Company’s CFO or CEO prior to incurring any single expense in excess of $5,000. Notwithstanding the foregoing, if any formal policy is implemented that applies to all of the Company’s then-senior executives, then such policy shall also apply to the Executive and shall replace any conflicting provisions herein.

6. Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

(a) Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

(b) Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party.

The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, If the Executive’s employment is terminated pursuant to this Section 6(b), the Executive’s employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

(d) Termination by the Executive Without Good Reason. The Executive may terminate the Executive’s employment for any reason other than Good Reason upon delivery of written notice to the Company at least thirty (30) days prior to the Executive’s Date of Termination.

(e) Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) Executive terminates the Executive’s employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

(f) Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive.

(g) Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment if (i) no fewer than 30 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a reasonably detailed description of the acts or omissions that the CEO believes constitute Cause; and (ii) the Executive fails to cure the acts or omissions that constitute Cause within 30 days after receiving such Notice of Consideration.

7. Compensation and Benefits Payable Upon of Termination of Employment.

(a) Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or the Executive’s estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through the Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through the Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company (including any vested rights the Executive may have to outstanding Equity Awards pursuant to the terms of such Equity Awards). Except as provided in Section 7(b) or (c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following the Date of Termination.

(b) Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated due to death or Disability, the Executive (or the Executive’s estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to the Termination Date payable at the same time such annual bonuses for such Fiscal Year are paid to other key executives of the Company;

(c) Termination of Employment by the Company without Cause or by the Executive for Good Reason. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated (i) by the Company without Cause, or (ii) by the Executive for Good Reason and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8, the Executive (or the Executive’s estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to the Termination Date payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company;

(ii)	the Executive will receive the Annual Bonus, if any, payable for the Fiscal Year in which the Executive’s employment is terminated based on actual Fiscal Year performance (pro-rated for the period of employment during such Fiscal Year through the Date of Termination) payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Cash Bonus Plan;

(iii)	if the Executive’s Date of Termination does not occur during the Post-Change of Control Period:

(a)	The Executive will receive continued payment of the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) in accordance with the Company’s payroll practices for three (3) months of Base Salary; and

(b)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, the Executive’s spouse and dependents under the Company’s group health, dental and vision plans for the lesser of three (3) months or the maximum COBRA continuation period; and

(iv)	if the Executive’s Date of Termination occurs during the Post- Change of Control Period:

(a)	100% of the Executive’s outstanding Equity Awards will be fully vested and exercisable;

(b)	The Executive will receive a lump sum payment upon the Date of Termination in an amount equal to the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) for three (3) months; and

(c)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, the Executive’s spouse and dependents under the Company’s group health, dental and vision plans for the lesser of three (3) months or the maximum COBRA continuation period.

Notwithstanding the foregoing, no payment that is otherwise required to be paid to the Executive pursuant to this Section 7(c) before the Release becomes final, binding and irrevocable shall be paid to the Executive until the Release becomes final, binding and irrevocable. In addition, if the Executive materially breaches this Agreement or the Executive’s Confidential Agreement, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

8. Release. As a condition of receiving the compensation and benefits described in Section 7(c), Executive must execute a general waiver and release of any and all claims arising out of Executive’s employment with the Company or Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7 of this Employment Agreement, (ii) claims arising under the Age Discrimination in Employment Act after the date Executive signs such release, and (iii) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between Executive and the Company (the “Release”). Such Release shall be in a form tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act. The compensation and benefits described in Section 7(c) will not be paid to the Executive if the Executive fails to execute the Release within the time frame specified in such Release (but in no event later than, if the Executive revokes the Release within the applicable revocation period set forth in such Release or if the revocation period expires more than sixty (60) days following the Executive’s Date of Termination.

9. Indemnification. The Company shall indemnify Executive to the fullest extent provided by the Company’s bylaws. Additionally, Executive shall be covered by such Directors and Officers insurance coverage as then in effect by the Company.

10. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, with a copy to the email address listed below, addressed as follows:

If to the Board or the Company:

FaZe Clan Inc.

Attention:

1800 N. Highland Avenue, 6th Floor

Los Angeles, CA 90028

Email: to                    with a copy to

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

12. Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California without regard to the application of choice of law rules.

(b) Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise. For the avoidance of doubt, the terms of the Offer Letter between the Executive and the Company dated October 9, 2020 shall only govern the terms of the Executive’s employment with the Company until the Effective Date.

(c) Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d) Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f) Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 13(e) in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or the Executive’s estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(g) Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(h) Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

14. Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 13 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7(c)) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

15. Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on 5/7/2021      .

FAZE CLAN INC.

By:	/s/ Lee Trink
Name:	Lee Trink
Title:	CEO

EXECUTIVE

/s/ Kainoa Henry
Kainoa Henry

EXHIBIT A

(a) “Annual Bonus” shall have the meaning set forth in Section 5(b) of the Employment Agreement.

(b) “Base Salary” shall have the meaning set forth in Section 5(a) of the Employment Agreement.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means one or more of the following:

(i)	The Executive’s willful and continuous failure to perform the Executive’s essential duties hereunder or the lawful directives of the Board and the CEO (other than as a result of illness or injury);

(ii)	The Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties hereunder that directly could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iii)	The conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iv)	The Executive’s material breach of the Executive’s obligations under the Confidentiality Agreement;

(v)	The Executive’s willful material violation of the Company policies that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company; or

(vi)	The Executive’s commission of any willful acts of personal dishonesty in connection with the Executive’s responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company.

(e) “CEO” means the Company’s chief executive officer.

(f) “CFO” means the Company’s chief financial officer.

(g) “Change of Control” means the occurrence of any one of the following events.

(i)	any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)	the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

(iii)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires all or substantially all of the assets of the Company within any twelve (12) consecutive month period.

Notwithstanding the forgoing, none of the foregoing events shall constitute a Change of Control of the Company unless such event also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A- 3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(b)	“Change of Control Date” means any date after the date hereof on which a Change of Control occurs.

(c)	“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(d)	“Confidentiality Agreement” means the Proprietary Information and Invention Assignment Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit B, pursuant to which the Executive has agreed to abide by certain covenants (including covenants to maintain not to disclose confidential information, or to use confidential or proprietary information to solicit employees, consultants, independent contractors, gamers, talent, and business partners of the Company to reduce or cease doing business with the Company).

(e)	“Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 hereof, or the Executive’s last date as an active employee of the Company before a termination of employment due to the Executive’s death.

(f)	“Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing the Executive’s duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for 180 day days (whether or not consecutive) within any twelve (12) consecutive month period.

(g)	“Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance shares or performance units or any other stock-based awards granted by the Company to the Executive whether pursuant to the terms of an equity incentive plan or otherwise.

(h)	“Fiscal Year” means the fiscal year of the Company, which is the calendar year.

(i)	“Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)	the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities;

(ii)	a material reduction in the Executive’s Base Salary without the Executive’s consent by the Company other than a reduction in the annual base salary of all members of the Company’s senior management team on a substantially equivalent basis;

(iii)	the relocation of the Executive’s principal office without the Executive’s written consent to a location that increases the Executive’s one-way commute from the Executive’s residence at the time such relocation becomes effective by more than 90 minutes;

(iv)	the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any person that acquires substantially all of the assets of the Company (an “Asset Purchaser”) within thirty (30) days after a sale or other disposition of all or substantially all of the assets of the Company unless the Executive begins working for the Asset Purchaser or an affiliate thereof pursuant to the terms of an employment agreement between the Executive and such Asset Purchaser or any affiliate thereof;; or

(v)	any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in the Executive’s capacity as an officer, director or employee of the Company;

(vi)	an uncured material breach of this Agreement by the Company.

(j)	“Post-Change of Control Period” means the period beginning on the Change of Control Date and ending 24 months after the date of the related Change of Control.

(k)	“Release” shall have the meaning set forth in Section 8 of the Employment Agreement.

EXHIBIT B

(1) PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(2) ASSUMPTION OF RISK & RELEASE OF LIABILITY FOR HAZARDOUS ACTIVITIES

(3) DISPUTE RESOLUTION AGREEMENT

(4) IMAGE RELEASE FORM

Employment Agreement — Amendment
Kainoa Henry

This amendment (“Amendment”) is entered into by and between Kainoa Henry (“Executive”) and FaZe Clan Inc. (“Company”).

WHEREAS, Company and Executive signed an employment agreement dated May 1, 2021 (“Employment Agreement”) on May 7, 2021; and

WHEREAS, Company and Executive desire to modify certain compensation terms set forth in Section 5 of the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the amendment below, which shall be adopted as though fully set forth in the Employment Agreement:

1.	The first sentence of Section 5(a) of the Employment Agreement shall be deleted and replaced with the following sentence:

“The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than $400,000 per annum (“Base Salary”), effective as of July 1, 2021.”

2.	The second sentence of Section 5(c) of the Employment Agreement shall be deleted and replaced with the following:

“Subject to Board approval, the Executive will receive an initial Equity Award in the form of an option to purchase (i) 75,000 shares of the Company’s common stock, which will vest over four (4) years beginning on October 19, 2020, subject to a one (1) year cliff, (ii) 125,000 shares of the Company’s common stock, which will vest over four (4) years beginning on the Effective Date, subject to a one (1) year cliff, and (iii) 170,222 shares of the Company’s common stock in the form of Restricted Stock, which shall vest over two (2) years in equal annual installments beginning on October 18, 2021, subject to a one (1) year cliff (collectively, the “Initial Equity Award”).”

3.	Except as specifically modified and amended herein, all of the terms, provisions, requirements, and specifications contained in the Employment Agreement shall remain unchanged.

[Signature Page Follows]

WITNESS WHEREOF, the undersigned parties hereto have caused this Amendment to be duly executed as of April 18th, 2022.

EXECUTIVE		COMPANY

/s/ Kainoa Henry		FAZE CLAN INC.
Kainoa Henry		By:	/s/ Lee Trink
Date:	4.18.22	Name:	Lee Trink
		Title:	CEO
		Date:	4.18.22